MASTER VEHICLE LEASE AGREEMENT
(referred to as MVLA)

Dated: 28 September 2005

Parties:

Lessor: Central States Leasing, Inc. (a Missouri Corporation) "Central"
1491 S. Sam Houston Blvd.
Houston, MO, 65483

Lessee: Loadsource Logistics, LLC (a Nevada Corporation) "Loadsource"
2233 Ridge Road, Suite 102
Rockwall, TX, 75087

Guarantor: The Furia Organization (a Delaware Corporation) "Furia"

Purpose: The Parties desire to enter into a continuous leasing arrangement for the leasing of commercial motor vehicles and trailers "collectively Units" and such other equipment as the parties may agree upon. Since more than (1) vehicle may be leased and delivered according to an agreed schedule (Schedule 1) as provided herein, it is agreed that this is an "installment lease contract".

A. **Term of the Master Vehicle Lease Agreement:** Until terminated as provided by the provisions of this MVLA.

B. **Central Agrees:**

To lease and deliver to Loadsource the equipment as set forth on Schedule 1 attached hereto and future schedules or amendments thereto as the Parties may agree. For the purposes of this MVLA a "Unit" shall consist of one (1) new Peterbuilt Tractor Model 386/387 (or other mutually acceptable substitute) and two (2) new 53/102 Refrigerated Trailers.

C. **Loadsource Agrees:**

To lease from Central and to accept delivery of the Units as set forth on Schedule 1. and to perform the covenants and conditions as set forth herein. For the purpose of this agreement each vehicle delivered and accepted will be covered by the terms and conditions of this Vehicle Master Lease and any amendments or additions thereto.

D. Further Agreements, Covenants and Conditions:

1. **Commencement of Term of each Unit:** The Lease term on each Unit will begin on the date Loadsource takes delivery of the Unit or (72) hour after notice has been given by Central to Loadsource that the Unit is available for delivery, whichever occurs first, but not before the delivery times as shown on schedule 1., unless agreed in writing

2. **Length of Term:** After commencement of the leases, each unit will continue for five (5) years and three (3) days, unless terminated earlier as provided herein. Upon expiration or termination of the Unit lease, Loadsource shall return the Unit (s) to Central States Leasing in the same general condition as received, ordinary wear and tear accepted.

3. **Title to the Vehicles:** The title to all vehicles and equipment delivered to Loadsource under this MVLA shall remain in Central or its designee. Loadsource will, at all times, at its sole cost, keep the vehicles and related equipment free and clear from all liens, encumbrances, levies, attachments or other judicial process from any cause whatsoever.

4. **Licenses, Taxes and Permits:** Loadsource at its own expense;

   (a) will register and title each vehicle, and pay for any vehicle inspection fees in the State of the registration of such vehicle,

   (b) pay the Federal Highway Use Tax,

   (c) and all personal property tax applicable to such vehicle in the domicile State.

5. **Leased Vehicles Rental:**

   (a) Loadsource agrees to pay monthly on the anniversary date of acceptance the total sum of $4,000 per each new Tractor and $1,000 for each (total $2000) of two new Refrigerated Trailer (a Unit) per month, for a total payment of $6,000 for each Unit and

   (b) A revenue mileage charge of two cents ($0.02) per revenue mile for each load hauled by Loadsource using the leased equipment.

   (c) A revenue mile as used herein means each statute mile driven between the load pickup location and the off load location.

6. **Maintenance:** Loadsource agrees at its own cost and expense, to provide as required, for each vehicle(s) leased:

(a) all preventive maintenance, replacement parts, and repairs to keep the Vehicles in good repair and operating condition,

(b) oil and lubricants necessary for the efficient operation of the vehicle(s),

(c) all necessary tires and tubes,

(d) road service due to mechanical and/or tire failures,

(e) periodic exterior washing,

(f) initial painting and lettering of each Vehicle according to Load source's specifications.

7. **Vehicle Use :**

(a). From the time of delivery to Loadsource of any Vehicle covered by this MVLA, Loadsource shall have exclusive possession, control, and use of the vehicle until the lease on such vehicle is terminated.

(b) All vehicles shall be operated by qualified, properly licensed drivers, who shall conclusively be presumed to be only the agents, servants or employees of Loadsource and subject to its exclusive direction and control,

(c) No vehicle will be used for any illegal purpose.

8. **Drivers of Vehicles:** No vehicle shall be operated;

(a) by a driver in possession of or under the influence of alcohol or any controlled drug, substance or narcotic,

(b) in a reckless or abusive manner;

(c) off an improved road,

(d) in violation of any applicable laws, ordinances, or rules whether governmental or company.

(e) Loadsource assumes the risk of loss of, or damage to the vehicle or any third party resulting from the operation or failure to operate any leased vehicle.

(f) Loadsource will investigate the driving record of each driver and test such driver with respect to his ability to safely and legally operate the vehicle(s) to which he will be assigned, without prejudice to any right or remedy of Loadsource.

(g) Loadsource will be responsible for all expenses for removing to a safe place any disabled leased vehicles whether, mired or snowbound or otherwise disabled for any reason.

(h) Loadsource. will store each vehicle in a safe location.

9. **Physical Damage Insurance:**

(a) Loadsource assumes the risk of loss of, or damage to, the vehicle(s) covered by this MVLA from any and every cause whatsoever.

(b) Loadsource at its cost, will procure and maintain insurance covering casualty, collision, property and comprehensive loss, including loss and/or damage to the cargo per load, which protects Loadsource and Central against any and all claims, suits, judgment(s) and/or losses asserted against the Parties, relating directly or indirectly to the operation or failure to operate any leased vehicle and in form and amount reasonably satisfactory to Central.

(c) Logistics shall deliver to Central a copy of a policy issued showing Central as an additional insured.

(d) In the event of an involuntary cancellation of any insurance policy required by this MVLA, Loadsource is required to give Central immediate written notice by the most expeditious means of the effective date of such cancellation.

(e) In the event of a voluntary change of terms or cancellation of such policy, Loadsource will advise Central in writing of such as soon as possible but in any event not later than 30 days prior to such change or cancellation.

10. **Hold Harmless and Indemnity:**

(a) Loadsource Logistics shall protect, defend, indemnify and hold Central, its officers, directors, employees, agents and partners (if any) harmless from and against any claims by any third party(s) for any costs, expenses, including attorneys fees and costs, and any damages punitive or otherwise, judgments and liens arising directly or indirectly from the operation of or failure to operate any vehicle leased by Loadsource under this MVLA and,

(b) Loadsource shall protect, defend, indemnify and hold Central, its officers, directors, employees, agents and partners (if any) harmless from and against all fines, claims, forfeitures, judgments, seizures, confiscations, and penalties arising out of any such occurrence related directly or indirectly to the operation or failure to operate any vehicle leased under this MVLA .

11. **Force Majeure:**

Loadsource shall incur no liability to Central or its assigns or lien holders, for failure to perform any obligation under this MVLA caused or contributed to by events beyond Loadsource reasonable control, such as, but not limited to, war, fire, governmental regulations, labor disputes, manufacturer, supplier or transportation shortages or delays, fuel allocation programs.

12. **Events of Default:**

(a) Should Loadsource fail or refuse to pay any rentals or other charges when due under this MVLA

(b) Should either Party breach of any material provision of this MVLA.

(c) Failure of Loadsource to pay its obligations to others in a timely manner

(d) A reorganization or merger of Loadsource or its guarantor Furia, whether with or without shareholder approval.

(e) Any other occurrence which shall reasonably cause Central to deem Loadsource ability to performance this MVLA in doubt.

13. **Time to Cure Default:**

(a) If Loadsource fails to pay any sum(s) due to Central within ten (10) days after written notice is given by Central.

(b) If Loadsource shall fail to cure any other default within thirty (30) days after written notice is given by Central.

(c) Should Central fail to timely deliver any vehicles (or other leased equipment) within thirty days after the time of delivery as provide by Schedule 1. and any amendments or additions thereto, within thirty (30) days after Loadsource gives written demand for timely delivery.

14. Termination of MVLA :

(a) In the event Loadsource fails to cure any default within the Time to Cure as set forth above Central may at its option treat this MVLA as prematurely terminated by Loadsource and may accelerate the remaining lease payments, recover the leased vehicles and sue Loadsource for damages for wrongful breach of contract.

(b) Without waiving any rights to terminate this MVLA and sue for the recovery of the leased vehicles and the accelerated lease payments, Central may treat the term of this MVLA as a month to month lease of the leased equipment beginning on the date of the original default.

(c) In the event Central shall fail or refuse to cure its breach of any material provision of this MVLA for thirty days after written notice is sent to Central by Loadsource, Loadsource shall be entitled to terminate this MVLA as to the vehicle(s) which is (are) the subject of the default and purchase such defaulting vehicles for cash as provided below or treat this MVLA as terminated and recover damages for breach of contract.

15. Parties Additional Termination Options:

(a) After the first year of service of the vehicles delivery of the first scheduled vehicles, either party that may upon ninety (90) days prior written notice to the other, to terminate their obligation under this MVLA to either deliver or accept delivery of any further vehicles as per this MVLA .

(b) Upon the termination of this MVLA by either party, purchase the vehicles that have all ready been delivered, Loadsource may at its option purchase any of the vehicles in service if it is not then in default of this MVLA. The purchase price will be the fair market wholesale price as determine by average appraised value by three (3) or more independent vehicles dealers of the subject vehicles as of the date of termination.

16. Secured Line of Credit: Upon the signing of this agreement by the parties, Central will provide a line of credit at an acceptable bank or financial institution for Loadsource as follows:

(a) Central will provide Loadsource credit in the amount $10,000 per Tractor upon delivery thereof to and acceptance by Loadsource.

(b) payments to be made beginning with the first scheduled delivery.

(c) upon the delivery of Tractors, Loadsource will submit a delivery and acceptance certificate in an agreed form together with a sight draft upon Central's bank or other designated institution for the agreed amount which will be honored upon receipt by the bank if in proper form.

(d) additional advances against the line of credit will be secured by Loadsource's current accounts receivable on the basis of a 70% of the net billed amount.

(e) no receivable more that 60 days past due will be paid off by Loadsource or replaced by a fresh receivable.

(f) at no time may the total credit balance exceed $200,000.

(g) in addition to the monthly rentals due on the leased vehicles, Loadsource shall pay one and one/half (1.5%) interest on the average credit balance for the preceding month.

(h) beginning 90 days after the first draw down by Loadsource against the line of credit, Loadsource will in addition to the above payments reduce the outstanding principal of the credit by 10% thereof monthly in arrears.

(i) the line of credit and all sums due under the MVLA will be secured by a general pledge of all the assets of Loadsource and Guarantor.

(j) Loadsource and Furia agree to execute a security agreement and UCC 1 (s) for filing in the approiate States.

17. **Board of Directors:**

(a) for so long as Loadsource or Furia are creditors and/or shareholders either company Central will be entitled to designate a person to serve as a full voting member of the Board of Directors in both organizations.

(b) Loadsource will obtain as soon as possible a Directors and Officers insurance policy in a reasonable amount and will maintain such insurance for as long as Central is represented by its appointed Director.

(c) The failure of either party to timely pursue there legal remedies as may pertain to this agreement shall not be taken as a waiver nor shall the other party assert the legal defense of estoppel.

(d) No amendment to this agreement will be enforceable against any party unless there is some written evidence signed by the party to be charged.

(e) In the event of legal proceedings brought by any of the parties against any other party the conflict of laws provision of the forum shall not be applicable.

18. **Presentations of Authority:** Each party signing this agreement warrants and represents that they are the chief executive officer or sole owner of their respective organizations and/or that they have full authority, including approval of their Board of Directors to enter into this binding agreement. Each agrees to furnish such documentation if requested.

19. **Guarantee:** The Furia Organization, Inc., the owner of all of Loadsource share, hereby unconditionally guarantees the full performance by Loadsource of its obligations incurred by virtue of this agreements.

IN WITNESS THERE OF THE PARTIES HAVE HERETO SIGNED THIS AGREEMENT AS OF THE DATE SET FORTH ABOVE.

Loadsource Logistics, LLC

By: [signature]
Michael Alexander
Managing Member

Central States, Inc.

By: [signature]
Cody Ice, President
Chairman of the Board

The Furia Organization, Inc.

By: [signature]
Michael Alexander, President
Sole Director

Signed before me on the 28th day of September.

Terra K West

TERRA K WEST
My Commission Expires
June 27, 2009